PRESS RELEASE

Date:	July 21, 2010

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945

MutualFirst Announces Increased Second Quarter 2010 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available for common shareholders for the second quarter ended June 30, 2010 was $1.3 million, or $.19 for basic and diluted earnings per common share.  This compared to net income available for common shareholders for the same period in 2009 of $864,000, or $.13 for basic and diluted earnings per common share. Annualized return on assets was .48% and return on average tangible common equity was 5.66% for the second quarter of 2010 compared to .25% and 3.82% respectively, for the same period of last year.

Net income available for common shareholders for the six months ended June 30, 2010 was $2.2 million, or $.32 for basic and diluted earnings per common share, consistent with the results from the same period in 2009.  Annualized return on assets was .42% and return on average tangible common equity was 4.77% for the first half of 2010 compared to .44% and 4.85% respectively, for the same period of last year.

Other financial highlights for the second quarter ended June 30, 2010 include:

•
Non-performing assets declined $3.0 million during the second quarter of 2010, reducing the non-performing asset ratio from 2.44% at March 31, 2010 to 2.31% as of June 30, 2010.  Non-performing loans declined $1.7 million in the second quarter of 2010 reducing the non-performing loan ratio from 2.62% to 2.49%.

•	Net charge offs annualized to average loans for the quarter were .74%, compared to .49% for quarter ended March 31, 2010 and .36% for quarter ended June 30, 2009.
•
Allowance for loan losses to non-performing loans as of June 30, 2010 increased to 63.30% from 60.77% as of March 31, 2010 and allowance for loan losses to loans receivable decreased slightly to 1.58% as of June 30, 2010 from 1.59% as of March 31, 2010.

•	Net interest income increased $566,000 for the quarter ended June 30, 2010 compared to the same quarter in 2009. On a linked quarter basis, net interest income increased $390,000.

•	Net interest margin increased to 3.23% as of June 30, 2010 compared to 3.18% as of March 31, 2010 and 3.21% as of June 30, 2009.
•
Non-interest income for the quarter ended June 30, 2010 decreased $753,000 compared to the second quarter 2009 due to approximately $900,000 less gain on sale of loans and investments.  On a linked quarter basis, non-interest income increased $252,000.

•
Non-interest expense for the second quarter 2010 was $826,000 less than the second quarter 2009.  Excluding the one-time FDIC special assessment in the second quarter 2009 of $630,000, non-interest expense decreased $196,000.  On a linked quarter basis, non-interest expense increased $150,000 from the first quarter 2010.

“We continued to see improvement in the second quarter as we navigate through this current economic cycle,” said David W. Heeter, President and CEO.  “As we see improvement, we believe that our ability to retire the preferred stock issued from the Capital Purchase Plan will be possible without diluting current shareholders.  Generating organic capital is a top priority.”

Heeter added, “We continue to review ways to increase shareholder value.  We recently were an unsuccessful bidder for a FDIC assisted deal and we strongly believe this type of transaction would increase shareholder value.  We will continue to seek out such transactions that are geographically and financially feasible.”

Assets totaled $1.4 billion at June 30, 2010, an increase from December 31, 2009 of $42.9 million, or 3.1%. Gross loans, excluding loans held for sale, decreased $45.7 million, or 4.2%.  Consumer loans decreased $18.0 million, or 6.9%, commercial loans decreased $18.4 million, or 5.5%, and residential mortgage loans held in the portfolio decreased $9.3 million, or 1.9%. Residential mortgage loans held for sale decreased $208,000 and mortgage loans sold during the first half of 2010 totaled $23.0 million compared to $94.9 million sold in the first half of last year. The decrease in consumer lending was a result of the Bank suspending origination of indirect boat and recreational vehicle lending at the beginning of 2010, which accounted for approximately 49% of the consumer outstanding balances at the beginning of 2010.  The decrease in commercial loans was a result of several commercial loans paying down, some of which were loans of concern for the Bank.  Mortgage loan balances continue to decline as the Bank has sold a majority of its fixed rate production.  Investment securities available for sale increased $77.5 million, or 59.2%, primarily due to the current liquidity available to the Bank.

Allowance for loan losses was $16.2 million at June 30, 2010, a decrease of $166,000 from December 31, 2009. Net charge offs for the quarter ended June 30, 2010 were $1.9 million, or .74% of average loans on an annualized basis compared to $992,000, or .36% of average loans for the comparable period in 2009.  Net charge offs for the six months ended June 30, 2010, $3.2 million, or .61% of average loans on an annualized basis compared to $2.0 million, or .35% of average loans for the comparable period in 2009.  Net charge offs increased as a larger amount of previously identified problem loans were settled in the quarter than in the same period in 2009.   On a linked quarter basis net charge offs increased from an annualized .49% of average loans for the quarter ended March 31, 2010 to .74% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 63.30% and 1.58%, respectively at June 30, 2010 compared to 50.38% and 1.53%, respectively at December 31, 2009.

Total deposits were $1.1 billion at June 30, 2010 an increase of $64.0 million, or 6.1% from December 31, 2009. This increase was due to increases in certificates of deposit and savings deposits of $35.4 million and increases in demand and money market deposits of $28.6 million.  Total borrowings decreased $25.2 million to $186.8 million at June 30, 2010 from $212.1 million at December 31, 2009 as the Bank utilized excess liquidity to pay down maturing FHLB advances.

Stockholders’ equity was $134.4 million at June 30, 2010, an increase of $4.6 million, or 3.6% from December 31, 2009. The increase was due primarily to net income of $3.1 million and unrealized gains on securities of $3.3 million.  This increase was partially offset by dividend payments of $838,000 to common shareholders and $410,000 to preferred shareholders and net unrealized losses on derivatives of $241,000.  The Bank’s risk-based capital ratio was well in excess of “well-capitalized” levels as defined by all regulatory standards as of June 30, 2010.

Net interest income before the provision for loan losses increased $566,000 from $10.3 million for the three months ended June 30, 2009 to $10.9 million for the three months ended June 30, 2010. The primary reason for the increase was an increase in average earning assets of $61.2 million as a result of increased liquidity and an increase in net interest margin of 2 basis points to 3.23% in the second quarter 2010 compared to 3.21% for the second quarter 2009.  On a linked quarter basis, net interest income before the provision for loan losses increased $390,000 primarily due to an increase in average earning assets of $28.5 million and an increase of 5 basis points in net interest margin.

Net interest income before the provision for loan losses increased $662,000 from $20.7 million for the six months ended June 30, 2009 to $21.4 million for the six months ended June 30, 2010. The primary reason for the increase was an increase in average earning assets of $45.9 million as a result of increased liquidity, partially offset by a decrease in net interest margin of 2 basis points to 3.20% in the first half of 2010 compared to 3.22% for the first half of 2009.

The provision for loan losses for the second quarter of 2010 was $1.5 million compared to $1.8 million in the second quarter of 2009.  The provision for loan loss for the first half of 2010 was $3.1 million compared to $3.2 million in the first half of 2009.  Non-performing loans to total loans at June 30, 2010 were 2.49% compared to 2.60% at June 30, 2009.  Non-performing loans to total loans have also declined from 3.03% as of December 31, 2009 and 2.62% as of March 2010.  Non-performing loans in all loan segments have decreased.  Non-performing assets to total assets were 2.31% at June 30, 2010 comparing favorably to ratios of 2.44% at March 31, 2010, 2.86% at December 31, 2009 and 2.41% as of June 30, 2009.  Heeter continued, “Asset quality has continued to improve over the last couple of quarters and we are making considerable progress to reduce non-performing assets.  We continue to monitor our loan portfolio closely to ensure we are taking prompt action when necessary to minimize possible losses.”

Non-interest income decreased $753,000 to $3.4 million for the three months ended June 30, 2010 compared to the same period in 2009. The decrease was primarily due to a reduction on gain on sale of loans of $409,000 as mortgage loan sales slowed as did production in comparison to the second quarter of 2009.  Another reason for the decline was a $323,000 decrease in gains on sale of securities and a $151,000 increase in other than temporary impairment in the second quarter of 2010 compared to the second quarter of 2009.  Other than temporary impairment in the second quarter of 2010 included several private labeled mortgage backed securities that have seen charge offs in the last quarter in the individual mortgage back pools.  These decreases were partially offset by increases in service fees on transaction accounts of $10,000 and increases in commission income of $222,000.  The increase in commission income was due primarily to commissions received from the trust and brokerage businesses for the quarter.  On a linked quarter basis, non-interest income increased by $252,000.

Non-interest income decreased $1.2 million to $6.5 million for the six months ended June 30, 2010 compared to the same period in 2009.  The decrease was primarily due to a reduction in gain on sale of loans of $1.1 million and increased other than temporary impairment of securities of approximately $528,000.  These decreases are partially offset with increases in commission income of $536,000.

Non-interest expense decreased $826,000 to $10.5 million for the three months ended June 30, 2010 compared to $11.3 million for the same period in 2009, or a decrease of $196,000 when excluding the one-time FDIC special assessment in the second quarter for $630,000.  Decreases in current quarter non-interest expense compared to the same period in 2009 include decreases in salaries and employee benefits of $356,000, decreases in marketing expense of $57,000, decreases in intangible amortization of $44,000, decreases in deposit insurance premiums of $592,000 and decreases in other expenses of $37,000.  These decreases were partially offset by increases in data processing fees of $26,000, increases in software subscriptions and maintenance of $58,000 and increases in other repossessed asset expense of $231,000.  On a linked quarter basis, non-interest expense increased by $150,000 compared to the three months ended March 31, 2010, primarily due to an increase in repossessed asset expense.

Non-interest expense decreased $863,000 to $20.8 million, for the six months ended June 30, 2010 compared to $21.7 million for the same period in 2009.   The decrease in expenses was partially due to the FDIC special assessment in the second quarter of 2009 as discussed above.   Another reason for the decrease was a decline in salaries and benefits of $480,000.  These decreases were partially offset by an increase of $401,000 in repossessed asset expense.  Heeter concluded, “Our staff has diligently decreased expenses over the last several quarters and are continually attempting to increase the efficiency of our company.”

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	June 30,	December 31,
Balance Sheet (Unaudited):	2010	2009
	(000)	(000)
Assets
Cash and cash equivalents	$60,613	$46,341
Interest-bearing deposits	3,001	0
Investment securities - AFS	208,452	130,914
Investment securities - HTM	7,097	8,147
Loans held for sale	2,313	2,521
Loans, gross	1,030,453	1,076,108
Allowance for loan loss	(16,248)	(16,414)
Net loans	1,014,205	1,059,694
Premise and equipment	33,927	34,556
FHLB of Indianapolis stock	18,632	18,632
Investment in limited partnerships	3,905	4,161
Cash surrender value of life insurance	45,039	44,247
Prepaid FDIC premium	5,074	5,907
Core deposit and other intangibles	5,175	5,881
Deferred income tax benefit	16,590	19,514
Other assets	17,871	18,519
Total assets	1,441,894	1,399,034

Liabilities and Stockholders' Equity
Deposits	1,109,209	1,045,196
FHLB advances	173,314	197,960
Other borrowings	13,528	14,114
Other liabilities	11,481	12,037
Stockholders' equity	134,362	129,727
Total liabilities and stockholders' equity	1,441,894	1,399,034

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Income Statement (Unaudited):	2010	2010	2009	2010	2009
	(000)	(000)	(000)	(000)	(000)

Total interest income	$17,403	$17,244	$18,136	$34,647	$36,792
Total interest expense	6,525	6,756	7,824	13,281	16,088

Net interest income	10,878	10,488	10,312	21,366	20,704
Provision for loan losses	1,525	1,525	1,750	3,050	3,200
Net interest income after provision for loan losses	9,353	8,963	8,562	18,316	17,504

Non-interest income
Fees and service charges	1,887	1,740	1,877	3,627	3,566
Net gain (loss) on sale of investments	35	285	358	320	359
Other than temporary impairment of securities	(151)	(577)	0	(728)	(200)
Equity in losses of limited partnerships	(128)	(127)	(78)	(255)	(155)
Commissions	1,082	942	860	2,024	1,488
Net gain (loss) on loan sales	209	354	618	564	1,644
Net servicing fees	31	37	60	68	137
Increase in cash surrender value of life insurance	372	383	413	755	799
Other income	56	104	38	159	88
Total non-interest income	3,393	3,141	4,146	6,534	7,726

Non-interest expense
Salaries and benefits	5,332	5,336	5,688	10,668	11,148
Occupancy and equipment	1,372	1,425	1,343	2,797	2,770
Data processing fees	387	411	361	798	715
Professional fees	243	342	327	585	662
Marketing	306	298	363	604	725
Deposit insurance	453	446	1,045	899	1,433
Software subscriptions and maintenance	403	397	345	800	677
Intangible amortization	353	353	397	706	795
Repossessed assets expense	614	467	383	1,081	680
Other expenses	1,021	859	1,058	1,881	2,077
Total non-interest expense	10,484	10,334	11,310	20,819	21,682

Income before taxes	2,262	1,770	1,398	4,031	3,548
Income tax provision	487	426	83	913	437
Net income	1,775	1,344	1,315	3,118	3,111
Preferred stock dividends and amortization	451	451	451	902	902
Net income available to common shareholders	$1,324	$893	$864	$2,216	$2,209

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		6/30/2010			6/30/2009
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$88,121	$56	0.25%	$43,102	$17	0.16%
Mortgage-backed securities:
Available-for-sale	175,556	1,721	3.92	71,921	953	5.30
Held-to-maturity	7,481	131	7.00	9,684	147	6.07
Investment securities:
Available-for-sale	18,346	161	3.51	29,619	299	4.04
Loans receivable	1,039,443	15,242	5.87	1,113,404	16,670	5.99
Stock in FHLB of Indianapolis	18,632	92	1.98	18,632	50	1.07
Total interest-earning assets (3)	1,347,579	17,403	5.17	1,286,362	18,136	5.64
Non-interest earning assets, net of allowance for loan losses and unrealized gain/loss	131,466			123,385
Total assets	$1,479,045			$1,409,747

Interest-Bearing Liabilities:
Demand and NOW accounts	$186,499	257	0.55	$161,270	194	0.48
Savings deposits	91,545	36	0.16	86,417	67	0.31
Money market accounts	66,621	156	0.94	42,446	121	1.14
Certificate accounts	669,630	4,174	2.49	631,478	4,905	3.11
Total deposits	1,014,295	4,623	1.82	921,611	5,287	2.29
Borrowings	210,792	1,902	3.61	245,273	2,537	4.14
Total interest-bearing accounts	1,225,087	6,525	2.13	1,166,884	7,824	2.68
Non-interest bearing deposit accounts	107,805			94,243
Other liabilities	14,823			18,971
Total liabilities	1,347,715			1,280,098
Stockholders' equity	131,330			129,649
Total liabilities and stockholders' equity	$1,479,045			$1,409,747

Net earning assets	$122,492			$119,478

Net interest income		$10,878			$10,312

Net interest rate spread			3.04%			2.96%

Net yield on average interest-earning assets			3.23%			3.21%

Average interest-earning assets to average interest-bearing liabilities			110.00%			110.24%

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2010	2010	2009	2010	2009

Share and per share data:
Average common shares outstanding
Basic	6,869,535	6,861,589	6,837,751	6,865,562	6,831,647
Diluted	6,881,672	6,864,138	6,837,751	6,872,905	6,831,647
Per common share:
Basic earnings	$0.19	$0.13	$0.13	$0.32	$0.32
Diluted earnings	$0.19	$0.13	$0.13	$0.32	$0.32
Dividends	$0.06	$0.06	$0.12	$0.12	$0.24

Dividend payout ratio	31.58%	46.15%	92.31%	37.50%	75.00%

Performance Ratios:
Return on average assets (ratio of net income to average total assets)(1)	0.48%	0.37%	0.25%	0.42%	0.44%
Return on average tangible common equity (ratio of net income to average tangible common equity)(1)	5.66%	3.87%	3.82%	4.77%	4.85%
Interest rate spread information:
Average during the period(1)	3.04%	3.00%	2.96%	3.02%	2.97%

Net interest margin(1)(2)	3.23%	3.18%	3.21%	3.20%	3.22%

Efficiency Ratio	73.46%	75.82%	78.23%	74.62%	76.26%

Ratio of average interest-earning assets to average interest-bearing liabilities	110.00%	108.84%	110.24%	109.42%	110.00%

Allowance for loan losses:
Balance beginning of period	$16,635	$16,414	$15,590	$16,414	$15,107
Charge offs:
One- to four- family	258	465	431	723	531
Multi-family	232	0	0	232	0
Commercial real estate	692	344	172	1,036	537
Construction or development	0	0	0	0	0
Consumer loans	917	895	721	1,812	1,381
Commercial business loans	0	0	26	0	83
Sub-total	2,099	1,704	1,350	3,803	2,532

Recoveries:
One- to four- family	61	85	17	146	94
Multi-family	0	0	0	0	0
Commercial real estate	0	68	143	68	143
Construction or development	0	0	0	0	0
Consumer loans	126	247	198	373	334
Commercial business loans	0	0	0	0	2
Sub-total	187	400	358	587	573

Net charge offs	1,912	1,304	992	3,216	1,959
Additions charged to operations	1,525	1,525	1,750	3,050	3,200
Balance end of period	$16,248	$16,635	$16,348	$16,248	$16,348

Net loan charge-offs to average loans (1)	0.74%	0.49%	0.36%	0.61%	0.35%

	June 30,	March 31,	June 30,
	2010	2010	2009

Total shares outstanding	6,984,754	6,984,754	6,984,754
Tangible book value per share	$13.86	$13.23	$12.96
Tangible common equity to tangible assets	6.94%	6.42%	6.79%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$13,501	$14,234	$13,186
Commercial real estate	7,464	7,309	8,692
Consumer loans	2,013	2,435	2,788
Commercial business loans	592	1,561	2,852
Total non-accrual loans	23,570	25,539	27,518
Accruing loans past due 90 days or more	876	0	1,039
Restructured loans	1,224	1,833	100
Total nonperforming loans	25,670	27,372	28,657
Real estate owned	6,171	6,762	3,176
Other repossessed assets	1,318	2,027	1,499
Nonperforming securities	100	100	0
Total nonperforming assets	$33,259	$36,261	$33,332

Asset Quality Ratios:
Non-performing assets to total assets	2.31%	2.44%	2.41%
Non-performing loans to total loans	2.49%	2.62%	2.60%
Allowance for loan losses to non-performing loans	63.30%	60.77%	57.05%
Allowance for loan losses to loans receivable	1.58%	1.59%	1.49%

(1)	Ratios for the three and six month periods have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.